As filed with the Securities and Exchange Commission on May 10, 2000

                        Registration Number 33-93132

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

                       FORM S-8 REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                          La Jolla Diagnostics, Inc.
                          --------------------------
                     (Full name of Registrant in Charter)

           California                                  94-2901715
           ----------                                  ----------
     State of Incorporation                IRS EMPLOYER IDENTIFICATION NUMBER

                       7855 Ivanhoe Avenue, Suite 322
                        La Jolla, California  92037
                       ------------------------------
                  (Address of Principal Executive Offices)

                 2000 INCENTIVE STOCK BONUS AND OPTION PLAN
                 ------------------------------------------
                            (Full title of Plan)

                               Donald Brucker
                       7855 Ivanhoe Avenue, Suite 322
                        La Jolla, California  92037
                               (858) 454-6790
                       ------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                       Calculation of Registration Fee

  Title of                           Proposed          Maximum       Amount of
securities to    Amount to be    maximum offering     aggregate      securities
be registered     registered     Price Per Share     registration      fee (1)


Common Stock,  5,000,000 shares       .445            2,225,000        587.40


(1) Estimated solely for the purpose of calculating the registration fee based upon the average bid and asked price of the common stock on the OTC Bulletin Board on May 04, 2000.


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
                                   Prospectus
                           La Jolla Diagnostics, Inc.

                            5,000,000 Common Shares
                               Issuable under the
                   2000 Incentive Stock Bonus and Option Plan


     This Prospectus relates to 5,000,000 shares of common stock, no par value (the "Common Stock"), of La Jolla Diagnostics, Inc., a California corporation (the "Company"), issuable pursuant to the 2000 Incentive Stock Bonus and Option Plan described herein.

     The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof.

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is May 10, 2000.

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     PART I

     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1.   Plan Information.

          DESCRIPTION OF 2000 INCENTIVE STOCK BONUS AND OPTION PLAN

     Introduction and Background.

     The Board of Directors and shareholders of the Company have adopted the 2000 Incentive Stock Bonus and Option Plan (the "Plan") whereby stock, bonuses and incentive options to purchase shares of the Company's Common Stock may be granted to eligible employees, directors and consultants of the Company.

     The Board of Directors has reserved 5,000,000 shares of the Company's Common Stock for issuance in connection with stock bonuses and options granted under the Plan; provided however, at no time shall the total number of shares issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions set forth in section 260.140.45 of Title 10 of the California Code of Regulations, based on the number of shares of the Company which are outstanding at the time the calculation is made. A copy of the Plan is attached hereto as Exhibit "A." The Plan is not qualified under nor subject to any provisions of the Employee Retirement Security Acts of 1974 ("ERISA").

     Purpose.

     The purpose of the Plan is to advance the interests of the Company and its shareholders by compensating employees, directors and consultants with an entrepreneurial incentive to (i) provide high levels of performance, (ii) undertake extraordinary efforts to increase the earnings of the Company,
(iii) increase their proprietary interest in the Company, and (iv) remain in the employ and continue providing services to the Company.
The primary reason for adopting the Plan now, is to enhance the Company's ability to attract, compensate and retain qualified employees, directors and consultants by providing an opportunity to acquire a proprietary interest in the success of the Company.

     Administration.

     The Plan shall be administered by the Board of Directors or a committee of the Board of Directors of the Company of not less than two directors (the "Committee").

     Subject to the provisions of the Plan, the Committee has the authority to interpret the Plan and apply its provisions; to prescribe, adopt and amend or rescind rules, procedures and forms relating to the Plan; to determine persons who may participate in the Plan; to determine the time at which bonuses or options are granted under the Plan; to determine the number of shares of stock to be subject to each bonus or option and the vesting provisions of such bonuses or options; and to take any other action deemed necessary or advisable for the administration of the Plan.

     Eligibility for the Plan.

     As of May 10, 2000 there were nineteen (19) eligible participants under the Plan, including three (3) executive officers, four (4) directors and fifteen (15) other employees and consultants.

Subject to shareholder approval, the Plan will provide for the grant of stock bonuses and both incentive stock options ("ISOs"), intended to qualify as such under former section 422A (now Section 422) of the Internal Revenue Code, as amended, and nonstatutory stock options ("NSOs"). ISOs may be granted only to salaried officers and full-time employees. Any option granted that does not meet the required conditions of an ISO (as set forth above) will be deemed an NSO. If any options granted under the Plan shall for any reason expire or be canceled or otherwise terminate without having been exercised in full, the shares allocable to the unexercised option of such options shall again become available for the Plan.

     Terms, Price and Transferability.

     Stock bonuses and options granted pursuant to the Plan will vest at the time or times determined by the Committee. The Stock bonuses and options shall not vest prior to shareholder approval of the Plan.

     The maximum term of each option granted under the Plan is ten years.
Stock options granted under the Plan must be exercised by the optionee during the earlier of their term or within 30 days after termination of the optionee's employment or other relationship, unless otherwise agreed or such termination is the result of death or disability, in which event such options may be exercised for the period of six months after the date of termination. During said period such option may be exercised in accordance with its terms, but only for the number of shares with respect to which installments have accrued and vested as set forth in the optionee's option as of the date of termination of employment. Unvested stock bonuses will be forfeited upon termination of the employment or other relationship with the Company, unless otherwise provided in the Agreement pursuant to which the bonus was granted.

     Unvested bonuses, unvested NSOs and all ISOs under the Plan are not transferable except by will or by the laws of descent and distribution as defined in the Code, and ISOs may be exercised during the lifetime of the person to whom the option is granted only by such person or by such person's guardian or legal representative.

     The exercise price of shares of Common Stock subject to options qualifying as ISOs must not be less than the fair market value of the Common Stock on the date of grant. Under the Plan, the exercise price is payable in cash, by check or money order, or at the discretion of the Committee by transfer of previously acquired shares of the Company Common Stock.

     Adjustments.

     The number of shares of Common Stock subject to an option granted under the Plan will be adjusted for any increase or decrease in the number of issued shares of the Company resulting from the subdivision, combination or consolidation of shares or other capital adjustment, or the payment of a stock dividend, stock split or other increase or decrease in the outstanding shares insofar as effected without receipt of consideration by the Company.

     In the event of a merger or other reorganization, all outstanding options granted will immediately prior to, or concurrently with, such reorganization become exercisable in full, unless the agreements with respect to the reorganization provide for the assumption of such options, in which case the surviving corporation shall honor such options in full. Any such adjustment shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock will be issued under the Plan on account of any such adjustment.

     Federal Income Tax Consequences of Options Under the Employee Option Plan.

     The following discussion is only a summary of the principal federal income tax consequences of the stock bonuses and options to be granted under the Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

     Generally under present law, when an option qualifies as an ISO: (i) an optionee will not realize taxable income either upon the grant or the exercise of the option, (ii) any gain or loss upon a qualifying disposition of the shares acquired upon exercise of the option will be treated as capital gain or loss and (iii) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or a qualifying disposition of the shares acquired upon exercise thereof. A disposition by an optionee of stock acquired upon exercise of an ISO will constitute a qualifying disposition if it occurs more than two years after the grant of the option and more than one year after the issuance of the shares to the optionee. The Company obtains no deduction in connection with the grant or exercise of an ISO or a qualifying disposition of the shares. If such stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the option price or
(ii) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation for which withholding may be required under federal and state law. Any gain in addition to the amount reportable as ordinary income from a "disqualifying disposition" generally will be capital gain.

     Upon exercise of an ISO, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as a "tax preference" item in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such tax preference items (with adjustments) form the basis for the alternative minimum tax, which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances, the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

     In the case of NSOs, no income generally is recognized by the optionee at the time of the grant of the option. The optionee generally will recognize ordinary income at the time the NSO is exercised equal to the aggregate fair market value of the shares acquired less the option price. However, if the shares received upon the exercise of a NSO are subject to certain restrictions, the taxable event is postponed until the restrictions lapse. For example, if a sale of the shares at a profit would subject an optionee to liability under
Section 16(b) of the 1934 Act, the optionee generally will recognize taxable income on the date that the optionee is no longer subject to such liability in an amount equal to the fair market value of the shares on such date less the option price. Notwithstanding the foregoing, the optionee may make a special election within thirty days of receiving restricted shares to recognize taxable income as of the date of exercise. Ordinary income for a NSO will constitute compensation for which withholding may be required under federal and state law.

     Subject to special rules applicable when an optionee uses stock of the Company to exercise an option, shares acquired upon exercise of a NSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be long-term capital gain or loss.

     In the case of stock bonuses, ordinary income is generally recognized by the recipient at the time or receipt of the stock bonus unless the stock received is nontransferable and subject to substantial risks of forfeiture. In the case of nontransferable and non-vested stock bonuses, the recipient will generally recognize ordinary income at the time of vesting or the lapse of transfer restrictions, whichever is earlier.

     The Company will generally be entitled to a deduction equal to the ordinary income (i.e. compensation) recognized by the recipient of a stock bonus or by the optionee in the case of a "disqualifying disposition" of an ISO or in connection with the exercise of an NSO provided the Company complies with withholding requirements of federal and state law.

     Duration, Amendment and Termination.

     The Committee may, from time to time, alter or suspend and at any time discontinue the Plan. However, no action of the Committee may, without the approval of the shareholders of the Company, materially increase the maximum number of shares of stock to be issued pursuant to the Plan, modify the provisions of eligibility under the Plan, reduce the option price at which shares of stock may be offered pursuant to options granted under the Plan, materially increase the benefits accruing to participants under the Plan or extend the expiration of the Plan. Unless sooner terminated by the Committee, the Plan will terminate ten years after the date of adoption, and no further stock bonuses or options may be granted pursuant to such Plan following the termination date. Rights and obligations under any award granted pursuant to the Plan, while it is in effect, shall not be altered or impaired by suspension or termination of such Plan, except with the consent of the person to whom the award was granted.

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     ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement of Form S-8 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus regarding the contents of any contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for further information regarding the contents thereof, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, is available for inspection at, and copies of such materials may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.

     The Company is subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the principal office of the Commission set forth above. Incorporated by reference in this Prospectus, and subject in each case to information contained in this Prospectus, are the following documents filed by the Company with the Commission pursuant to the Exchange Act: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999; (2) the Company's Quarterly Report on Form 10-QSB for quarterly period ended September 30, 1999; (3) the Company's Quarterly Report on Form 10-QSB for quarterly period ended December 31, 1999; and (4) the Company's Preliminary Proxy Statement dated May 2, 2000.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Plan shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Item 2.   Registrant Information and Employee Plan Annual Information.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the full Registration Statement and any and all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be directed to Donald Brucker, Chief Executive Officer,
La Jolla Diagnostics, Inc., 7855 Ivanhoe Avenue, Suite 322, La Jolla, California 92037, (858) 454-7851.


     PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Information Incorporated by Reference.

     La Jolla Diagnostics, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

     (a) The Company's latest annual report on form 10-KSB filed pursuant to Sections 13(a) or 5(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), containing audited financial statements for the Company's fiscal year ended June 30, 1999.

     (b) The Company's Quarterly Reports on Form 10-QSB for quarterly periods ended September 30, 1999 and December 31, 1999.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (d) The Registrant's preliminary proxy statement or the information statement, if any, filed pursuant to Section 14 of the Exchange Act in connection with the annual meeting of its stockholders to be held on June 29, 2000.

     (e) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares the remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Item 4.   Description of Securities.

     The Registrant hereby registers its Common Stock to be issued and options to be granted pursuant to the 2000 Incentive Stock Bonus and Option Plan of the Company. The Common Stock to be offered hereby is registered under Section 12 of the Exchange Act.

Stock bonuses granted pursuant to the Plan will vest at the time or times determined by the Committee administering the Plan. The maximum term of each option granted under the Plan is ten years. Stock options granted under the Plan must be exercised by the Optionee during the earlier of their term or within 30 days after termination of the Optionee's employment or other relationship, except that the period may be extended if so provided in the Agreement pursuant to which the option is granted. During said period, such option may be exercised in accordance with its terms but only for the number of shares with respect to which installments have been accrued and vested as set forth in optionee's option as of the date of the termination of employment. Unvested options and all ISOs under the Plan are not transferable except by will or by law of descent and distribution as defined in the Internal Revenue Code, and ISOs may be exercised during the lifetime of the person to whom the option is granted only by such person or such person's guardian or legal representative. The exercise of shares of Common Stock subject to options qualifying as Incentive Stock Options must not be less than the fair market value of the Common Stock on the date of grant. Under the Plan, the exercise price is payable in cash, by check or money order, or at the direction of the Committee by transfer of previously acquired shares of the Company Common Stock.

     Item 5.   Interests of Named Experts and Counsel

     Not applicable.

     Item 6.   Indemnification of Directors and Officers

     Section 204 of the General Corporation Law of the State of California authorizes a corporation to adopt a provision in its articles of incorporation eliminating the personal liability of directors to corporations and their shareholders for monetary damages for breach or alleged breach of directors' "duty of care." Following a California corporation's adoption of such a provision, its directors are not accountable to corporations and their shareholders for monetary damages for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties; directors continue to be subject to equitable remedies such as injunction or rescission. Under California law, a director also continues to be liable for: (1) a breach of his or her duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) illegal payments of dividends; and (4) approval of any transaction from which a director derives an improper personal benefit. The adoption of such a provision in the articles of incorporation also does not limit directors' liability for violations of the federal securities laws.

     Section 317 of the General Corporation Law of the State of California makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. A recent amendment to
Section 317 provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation's articles of incorporation. The Company has adopted provisions in it Bylaws which authorize the Company to indemnify its officers, directors and other agents to the full extent permitted by law.

     Item 7.   Exemption from Registration Claimed

     Not applicable.

     Item 8.   Exhibits

     The Exhibit Index immediately preceding the Exhibits is attached hereto and incorporated herein by reference.

     Item 9.   Undertakings

     (a)  Rule 415 Offering

     The undersigned Registrant hereby undertakes;

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filing Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settlement by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California on May 10, 2000.


La Jolla Diagnostics, Inc.


By:  /S/ DONALD BRUCKER
         --------------
         Donald Brucker
         Chief Executive Officer, Chief Financial Officer
         and Director (Principal Executive and Accounting Officer)


POWER OF ATTORNEY

     The officers and directors of La Jolla Diagnostics, Inc., whose signatures appear below, hereby constitute and appoint Donald Brucker, Stephen Roberts, Thomas Cajka and Greg Caton, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all the each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2000.


/S/ DONALD BRUCKER
    ----------------------------------
    Donald Brucker
    Chief Executive Officer, Chief Financial Officer
    and Director (Principal Executive and Accounting Officer)


/S/ STEPHEN ROBERTS
    ----------------------------------
    Stephen Roberts, M.D.
    President, Secretary and Director


/S/ THOMAS CAJKA
    ----------------------------------
    Thomas Cajka
    Director


/S/ GREG CATON
    ----------------------------------
    Greg Caton
    Director


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     EXHIBIT INDEX

 4.1* Registrant's Articles of Incorporation (under its former name, Women's Healthcare Centers of America, Inc.).

 4.2* Certificate of Amendment of the Articles of Incorporation of Women's Healthcare Centers of America, Inc.

 4.3* Certificate of Amendment of the Articles of Incorporation of Chemical Dependency Healthcare, Inc.

 4.4*     Registrant's Bylaws.

 4.5*     Specimen Stock Certificate.

 5.1      Opinion of Blanchard, Krasner & French regarding legality.

23.1      Consent of Blanchard, Krasner & French (included in Exhibit 5.1).

23.2      Consent of Logan Throop and Co.

24.1 Power of Attorney (included in signature pages to this Registration Statement).

99.1*     2000 Incentive Stock Bonus and Option Plan

99.2*     Form of Stock Option Agreement

---------------

* Previously filed as an exhibit to the Registration Statement on Form SB-2 filed by the Registrant on May 18, 1995, as amended through October 12, 1995, and incorporated herein by reference.
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